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                                  EXHIBIT 99.1

                     NUCOR ACQUIRES BIRMINGHAM STEEL ASSETS

     Charlotte, North Carolina, December 9, 2002 - - - Nucor Corporation (NYSE:
NUE) announced today that it has completed the purchase of substantially all of the assets of Birmingham Steel Corporation ("Birmingham Steel") for a cash purchase price of approximately $615,000,000.

     Primary assets purchased are Birmingham Steel's four operating mills in Birmingham, Alabama; Kankakee, Illinois; Seattle, Washington; and Jackson, Mississippi, with an estimated combined annual capacity of approximately 2,000,000 tons. Other included assets are the corporate office located in Birmingham, Alabama; the mill in Memphis, Tennessee, which is currently not in operation; the assets of Port Everglades Steel Corporation; the assets of the Klean Steel Division; and Birmingham Steel's ownership in Richmond Steel Recycling Limited. The purchase price also includes approximately $120,000,000 in inventory and receivables.

     "The addition of these assets will support our bar products strategy to broaden our base of customers and build profitable market share," said Dan DiMicco, Nucor's Vice Chairman, President and Chief Executive Officer. "We welcome the employees, customers and vendors of Birmingham Steel into the Nucor family."

     Nucor is the largest steel producer in the United States and is the nation's largest recycler. Nucor and affiliates are manufacturers of steel products, with operating facilities in fourteen states. Products produced are: carbon and alloy steel - in bars, beams, sheet and plate; steel joists and joist girders; steel deck; cold finished steel; steel fasteners; metal building systems; and light gauge steel framing.

     Certain statements made in this news release are forward-looking statements that involve risks and uncertainties. Although the Company believes they are based on reasonable assumptions, there can be no assurance that other factors will not affect the accuracy thereof. Such factors include, among others, general economic conditions; market demand for steel products; availability and costs of electricity, natural gas and raw materials; U.S. and foreign trade policies affecting steel imports or exports and significant changes in governmental regulations affecting environmental compliance. The forward-looking statements contained in this news release speak only as of this date, and the Company assumes no obligation to update them.